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                                                                     Exhibit 5.1


                    [Letterhead of Capital Market Services]


                            Standard & Poor's
                                   A Division of The McGraw-Hill Companies[LOGO]


ING Funds Distributor, Inc
1475 Dunwoody Drive
West Chester, Pennsylvania 19380

The Bank of New York
101 Barclay Street, 17W
New York, New York 10268


          RE:  EST Symphony Trust
               Series 26, Equit's II

Gentlemen:

          We have examined Registration Statement File No. 333-35204 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.


          You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                                  Sincerely

                                                  /s/ Frank A. Ciccotto

                                                  Frank A. Ciccotto
                                                  Vice Pesident


FAC/gmh